EXHIBIT 10.2

REMOTE SERVICES AGREEMENT

BETWEEN

PENNSYLVANIA HIGHER EDUCATION ASSISTANCE AGENCY

AND

EDUCATION LOAN SERVICING CORPORATION

This Agreement is entered into as of the 5th day of March, 2004, by and between PENNSYLVANIA HIGHER EDUCATION ASSISTANCE AGENCY, a public corporation and governmental instrumentality organized under the laws of the Commonwealth of Pennsylvania, having an address of 1200 North Seventh Street, Harrisburg, Pennsylvania 17102 (herein called “PHEAA”), and EDUCATION LOAN SERVICING CORPORATION, a wholly owned subsidiary of Education Lending Group, Inc., having its principal address of 12760 High Bluff Drive, Suite 210, San Diego, California 92130 (herein called “Owner”).

WITNESSETH:

WHEREAS, Section 4 (1.1)(iii) of the act of August 7, 1963, P.L. 549, 24 P.S. 5104 (1.1)(iii), authorizes PHEAA to enter into servicing contracts with other states; and

WHEREAS, PHEAA has developed the COMPASSSM Student Loan Management System and is in a position to provide data processing services and related support services to others; and

WHEREAS, PHEAA agrees to provide Owner remote access to PHEAA’s COMPASSSM Student Loan Management System.

NOW THEREFORE, in consideration of the mutual covenants herein contained and of other valuable consideration, and intending to be legally bound, the parties hereto covenant and agree as follows:

SECTION 1.     DEFINITIONS

In addition to the words and terms elsewhere defined in this Agreement, the following terms shall have the following meanings unless the Agreement indicates a contrary meaning or intent:

A. “Academic Year” means the time period beginning no later than July 1 and ending the following June 30 of the next year.

B. “Account” means all loans under a unique SSN.

C. “Act” means Title IV, Part B of the Higher Education Act of 1965, as amended, and the regulations promulgated thereunder for the Federal Family Education Loan Program (FFELP).

D. “Affiliate” means any entity that is a direct or indirect subsidiary of Education Lending Group, Inc, the parent of Owner.

E. “Agreement” means this Agreement, including each Exhibit provided for herein and each amendment hereafter adopted and incorporated into this Agreement.

F. “Alternative Student Loan” means an education loan made to a student or parent of a dependent student that is not granted under the Federal Family Education Loan Program is self insured by Owner, insured by The Educational Resource Institute or such other insurer agreed to in writing by PHEAA.

G. “Borrower” means an individual who is the maker of a promissory note and who obtains a Student Loan in accordance with the Act, or other applicable law governing the Student Loan and Guarantor requirements.

H. “Business Systems Manager” means PHEAA staff responsible for providing customer relations and technical assistance relative to the Compass System or such other person as identified in writing to Owner by PHEAA.

I. “COMPASSSM Student Loan Management System” or “ COMPASSSM System” means the Servicing System created, owned, utilized and maintained by the Pennsylvania Higher Education Assistance Agency to service Student Loans, as described in the American Education Services COMPASSSM Loan Origination and Servicing System Features, Functions and Capabilities, attached as Exhibit B hereto and incorporated into this Agreement by reference herein.

J. “Consolidation Loan” means an education loan authorized under Section 428C of the Act.

K. “Guarantor” means any (i) state agency or nonprofit corporation acting as a guaranty agency under the Act that has issued a Guaranty with respect to a Student Loan or (ii) any alternative loan insurer that has agreed to insure a Student Loan.

L. “Owner LPD’s” means the loan program definition tables listed in Exhibit B required for the origination and servicing of Student Loans on the Owner Remote System.

M. “Owner Remote System” means the remote access and use of the COMPASSSM Student Loan Management System provided to Owner by PHEAA under such terms and conditions as enumerated in this Agreement for the servicing of Student Loans by Owner.

N. “PLUS Loan” means a Parental Loan for Undergraduate Students made in accordance with Section 428B of the Act.

O. “Regulation” or “Regulations” means any rule, regulation, instruction or procedure issued applicable to Student Loans issued by (i) the Secretary of Education under the Act, (ii) a Guarantor, or (iii) any private insurance company for Alternative Student Loans.

P. “SLS Loan” means an education loan made under the Supplemental Loans for Students Program in accordance with the Act.

Q. “Stafford Loan” means education loans authorized under Sections 427 and 428 of the Act, including Unsubsidized Stafford Loans, but not including PLUS Loans.

R. “Student Loan” means any of, and “Student Loans” means Alternative Student Loans, Consolidation Loans, PLUS Loans, SLS Loans and Stafford Loans.

S. “Requirements Document” means a list of user specifications supplied by Owner explaining in detail the change to the Owner Remote System being modified or created including examples if necessary.

T. “Table of Codes” means a table of attributes necessary for the servicing of Student Loans in accordance with applicable Regulations or program guidelines as described in Exhibit B.

U. “User-Maintained Attributes” means the code values supplied by Owner with respect to the Table of Codes.

SECTION 2.     SCOPE OF AGREEMENT

This Agreement specifies the contractual terms and conditions under which PHEAA will provide to Owner access to the Owner Remote System, data processing services and related support services, systems development and software modifications, telecommunications software and transmission capability and instruction of Owner personnel as further described in Section 4 hereof.

SECTION 3.     TERM OF AGREEMENT

This Agreement shall commence on the date above written and shall continue until January 31, 2008, unless earlier terminated pursuant to Section 11; provided; however, that this Agreement shall extend for a one (1) year period unless either party, by written notice to the other, shall at least one hundred and eighty (180) days prior to the scheduled termination (including extensions of the original term) of this Agreement notify the other party that it wants to terminate the Agreement, in which case there shall be no automatic extension.

SECTION 4.     SOFTWARE, EQUIPMENT AND SERVICES TO BE PROVIDED

A.	Owner Remote System Capabilities.

(i)	The Owner Remote System to be provided by PHEAA shall provide for access and daily batch updates of the data files necessary for the effective computer processing of Student Loans originated, purchased and/or serviced by Owner. PHEAA shall maintain the Owner Remote System in compliance with the Act and all changes in federal laws and Regulations which may from time to time be enacted in compliance with effective dates set by Congress or the Department of Education and which affect the Federal Family Education Loan Program (herein referred to as “FFELP”). PHEAA has final implementing decisions and responsibilities for compliance-related Owner Remote System changes.

(ii)	PHEAA shall (1) develop, maintain and provide the procedures, and other documentation needed by Owner to use the Owner Remote System, (2) provide personnel, training, supplies and travel required to carry out this Agreement, at such costs as set forth in Exhibit A; (3) provide access to the automated files, (4) Owner will provide designated account representatives (5) advise and instruct Owner personnel of any changes in the capabilities of the COMPASSSM System and allow for testing and approval of changes requested by Owner prior to implementation, (6) implement and maintain business changes agreed upon by PHEAA and the COMPASSSM System user community on a mutually agreeable time schedule and at such costs as are set forth in Exhibit A and (7) implement and maintain changes requested by Owner that are required by applicable state law affecting student loan servicing based on specifications provided by Owner on a mutually agreeable time schedule and at such cost as set forth in Exhibit A.

(iii)	Subject to any mutually agreed changes to Exhibit B, PHEAA shall produce the reports identified in Exhibit B and deliver all reports as soon as possible, but not later than the fifth (5th) working day of the month immediately following the month or quarter to which such report relates.

(iv)	Owner LPDs and User-Maintained Attributes are required for the origination and servicing by Owner of Owner’s Student Loans on the Owner Remote System. Owner is responsible for providing and maintaining the information required by the Owner LPDs and User-Maintained Attributes and must approve all Owner LPDs and User-Maintained Attributes prior to implementation onto the Owner Remote System.

(v)	Upon reasonable notice, Owner shall provide PHEAA with work space at Owner’s site adequate to carry out PHEAA’s responsibilities under this Agreement.

B.	Owner Remote System Availability. PHEAA agrees to provide Owner with on-line data processing access to all Owner data files on Monday through Friday, between the hours of 8:00 a.m. and 9:30 p.m. and on Saturday between the hours of 8:00 a.m. and 4:00 p.m. Eastern Time or such other hours as may be expanded by PHEAA, except on recognized PHEAA holidays, during emergencies, or at such times as otherwise agreed upon by Owner and PHEAA (for example forty-eight (48) hour prior notice of mainframe upgrades). PHEAA reserves the right to limit update capabilities to the on-line Owner Remote System during the first and last working day of each month when necessitated by month-end processing. In addition, Owner may at any time request processing services outside such hours and at such times as may be mutually agreed upon by the parties. PHEAA will provide Owner a list of working and non-working holidays no later than Dec. 20th of each year. Hours of Owner Remote System downtime in a given month caused by PHEAA error and not power or equipment failure outside PHEAA’s control may be credited to billable computer time incurred by Owner as a result of such error.

C.	Data Query Capability. PHEAA agrees to provide Owner staff with data query capability to perform ad hoc computer inquiry/reporter type computer runs which may be developed and tested on-line by Owner staff to process against Owner’s Remote System files. This capability will be provided with software currently installed at PHEAA’s facility and used by PHEAA and provided by a third party software vendor. Upon verification and request, and to insure proper management of the COMPASSSM System, such runs may be scheduled for production and may be executed after the on-line system has closed and all normal, regularly scheduled jobs have been completed if sufficient time remains. Exceptions to the schedule for high priority runs must be submitted to the Business System Manager for approval. As additional on-site processing capabilities not specifically requested by Owner become part of the COMPASSSM System through the currently installed software, such capabilities will be provided to the Owner Remote System at no additional cost. PHEAA will provide Owner with data query capabilities at the fees set forth in Exhibit A, Fee Schedule.

D.	Non-Regulatory Owner Requested System Functionality System Changes. By September 1, 2004, Owner shall provide PHEAA with any requested COMPASSSM System changes to support new functionality for the Academic Year beginning July 1, 2005. Thereafter, during each July 1 through September 1 (the “Academic Pre-Planning Period”), Owner shall identify all such changes for the succeeding Academic Year. Owner shall notify PHEAA of such changes no later than the preceding September 1 for each Academic Year.

Owner shall provide PHEAA with a comprehensive list of requested COMPASSSM System changes accompanied by a Requirements Document. Based on the Requirements Document, PHEAA (by consolidating all remote client requested COMPASSSM System Changes) will establish the terms, conditions, and fees of all new COMPASSSM System functionality for the new Academic Year.

Owner agrees that all required COMPASSSM System changes will be identified during the Academic Year Pre-Planning Period in order for PHEAA to reserve necessary capacity and systems development resources to deliver mutually-agreed upon functionality by July 1 or other dates as agreed upon by the parties for the succeeding calendar year. Projects requested by Owner, for Academic Year functionality, not identified during the Academic Year Pre-Planning Period shall be costed and scheduled for implementation based on a best efforts basis by PHEAA.

Owner shall submit all COMPASSSM System functionality requests to PHEAA in accordance with PHEAA’s policies and procedures. Thereafter the parties shall agree to a development and implementation schedule for such functionality. In addition to the fees Owner shall pay to PHEAA for all such new COMPASSSM System functionality (based on the fees outlined in the Fee Schedule), the parties agree that in the event PHEAA delivers to Owner the requested functionality thirty (30) days or more in advance of the schedule agreed to by the parties, Owner shall pay to PHEAA an additional twenty-five percent (25%) of the costs of the functionality. In the event PHEAA delivers the functionality to Owner thirty (30) days or more later than the schedule agreed to by the parties, Owner shall be entitled to a twenty-five percent reduction in the costs of the functionality. These additional billings shall be due and payable (or assessed, as applicable) ninety (90) days following the delivery of the functionality to Owner.

E.	COMPASSSM System Enhancements. All available COMPASSSM System functionality is available to Owner in consideration of the Monthly Remote Servicing Fees set forth in Exhibit A, Fee Schedule, with the exception of new system functionality offered to Owner on a “fee for service” basis. Currently, the Late Fee Management Feature is the only fee for service feature offered to Owner with such fees set forth in Exhibit A, Fee Schedule. PHEAA will introduce additional fee for service enhancements to Owner in the future which Owner may elect to implement.

PHEAA shall utilize its best efforts to provide such “fee for service” enhancements to Owner, in advance annually. These future “fee for service” enhancements shall not include changes made to the COMPASSSM System for the purpose of streamlining operations and creating system efficiencies agreed to by either PHEAA or all remote services clients.

SECTION 5.     CHARGES AND PAYMENTS

A.	PHEAA agrees to charge Owner, and Owner agrees to pay PHEAA, for the access to the Owner Remote System pursuant to this Agreement in accordance with Exhibit A, Fee Schedule, for the term of this Agreement.

B.	PHEAA shall provide all aspects of the Services at its sole cost and expense, except as otherwise provided by this Agreement, and shall be compensated as set forth herein and in the Exhibit A, Fee Schedule, attached hereto and incorporated into this Agreement. To the extent that a substantial increase occurs in the costs incurred by PHEAA in providing the Services hereunder whether due to changes in the Regulations, federal laws and regulations pertaining to the Servicing of consumer loans, or state laws and regulations under which Owner’s privately-insured Student Loans are governed, United States Postal Service postage rates related to any postage or mailing services provided under this Agreement, changes in the Services provided as requested by Owner, or changes due to characteristics or requirements pertaining specifically to Owner’s Student Loans or specifically requested by Owner which are related to the conversion and/or servicing of Owner’s Student Loans, PHEAA shall have the right, (to the extent PHEAA is not compensated by an increase in fees pursuant to Section VII of the Fee Schedule) to make a compensating increase to the Servicing fees set forth herein and in Exhibit A, Fee Schedule.

PHEAA shall give Owner one hundred and twenty (120) days prior written notice before implementing any such increase in servicing rates pursuant to this Section 5, specifying the increase and the particular circumstances causing such increase. If Owner does not agree with such Servicing fee increase(s), the parties hereto agree to negotiate in good faith each fee increase. If the parties can not come to an agreement within one hundred and twenty (120) days of the initial date of written notification of each such rate increase, either party may terminate this Agreement effective one hundred and eighty (180) days after the initial date of written notification of each such rate increase, and under such circumstances, as stated above in this Section 5(B).

If Owner terminates the Agreement as a result of this Section 5(B), Owner shall be responsible for the costs in deconverting the assets and terminating COMPASS System access, including but not limited to training, documentation, data and document transfer to a new servicing agent as set forth in Section 11 of this Agreement.

C.	PHEAA shall provide a monthly invoice to Owner specifying the charges due under (A) and (B) of this Section 5, for each month during the term of the Agreement. Such invoice shall be provided after each month end and shall be paid by Owner within thirty (30) days of the date of the invoice. If full payment is not received within thirty (30) days, PHEAA may assess an interest charge of 1.25% per month (15% Annual Percentage Rate) on the unpaid balance from the date of the invoice until fully paid, excluding any amounts which are under dispute. If within sixty (60) days of the invoice date, Owner fails to remit the amount due, except those amounts under dispute, such nonpayment shall constitute a default hereunder. If such default is not cured within thirty (30) days of a notice of default from PHEAA, PHEAA may terminate this Agreement and upon such termination shall provide the transition assistance to Owner as set forth in Section 11 hereof. Owner shall pay all charges due through the date of termination, costs to disconnect and return equipment to PHEAA and other termination costs pursuant to Exhibit A of this Agreement and Section 11 hereunder. Owner shall report any disputes to PHEAA regarding an invoice from PHEAA hereunder, within sixty (60) days of the invoice date, and PHEAA shall respond to Owner. If Owner does not report any disputes regarding an invoice within sixty (60) days of the invoice date, Owner is deemed to have accepted the invoice and the amount due and payable therein, and PHEAA shall not be responsible regarding such invoice, thereafter.

SECTION 6.     REPRESENTATIONS, WARRANTIES AND COVENANTS

A.	No Software Infringement. PHEAA warrants and represents that all manufacturer-supplied and other software not owned by PHEAA in use at PHEAA’s installation, has been procured by PHEAA under valid licenses from the equipment manufacturer or other owners thereof, and that PHEAA is not now, nor will be during the term of this Agreement, in default under any such license. PHEAA will not utilize any systems or portions thereof, including software, during the term of this Agreement which might cause Owner to be charged with infringement upon or violation of the rights of any owner thereof. PHEAA further represents and warrants that all equipment and software provided to Owner by PHEAA, or to which Owner is given access by PHEAA, and Owner’s contemplated use of the same in accordance with this Agreement, will not infringe any third-party intellectual property rights. PHEAA agrees to pay Owner for any loss, cost, liability, or expense (including reasonable counsel fees) which Owner may incur by reason of any breach or claimed breach of the foregoing representations and warranties where the final determination of liability on the part of PHEAA is established by an arbitrator, by a court of law, or by way of settlement agreed to by PHEAA.

B.	Government Approvals. Each party to this Agreement represents that it has obtained all required authorizations, approvals, licenses, or permits from all government authorities in order for it to enter into and perform this Agreement.

C.	Confidential Information. During the term of this Agreement and thereafter, each party and its respective agents and employees will maintain the confidentiality of all data, materials and information disclosed and entrusted to it by the other party which relate to a Borrower, (including name and address information) to the business relationship of the parties or to the COMPASSSM System and Owner Remote System. In the event of termination, each party will return to the other party all such confidential data, materials and information in its possession belonging to the other party, and will not use in any way such confidential data, materials and information without prior written consent of the other party. Each party and its respective agents and employees shall comply at all times with the financial privacy and data security requirements of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq. (the “GLB Act”), the U.S. Patriot Act and any other applicable consumer privacy or customer identification laws.

D.	Financial Statements. PHEAA will provide the following to Owner, as well as such other financial information as Owner may request from time to time. All such statements shall be delivered to Owner within one hundred twenty (120) days following the close of the applicable reporting period. All financial statements will include PHEAA as well as all divisions, subsidiaries and parent, if applicable.

(i)	Annual audited consolidated financial statements prepared in accordance with generally accepted accounting principles by an independent certified public accounting firm reasonably acceptable to Owner.

(ii)	Annual SAS 70 report.

(iii)	Periodic reports prepared by an independent certified public accounting firm reviewing PHEAA’s assertions on compliance with selected servicing activities.

E.	Employment of Personnel. The parties agree and represent to each other that neither party shall accept an employment application, interview for potential employment, employ, or permit employment within Owner or the PHEAA, or offer employment of any nature whatsoever to any employee of the other party during the term of this Agreement and for a period of one (1) year thereafter without the prior written consent of the other party.

F.	Property Rights. All terminal capabilities as well as all programs, flow charts, operations manuals, instructional manuals, and other software and documentation provided by PHEAA under this Agreement (the “PHEAA Intellectual Property”) are the exclusive property of PHEAA and shall be provided to Owner only for operation of the Owner Remote System under this Agreement and Owner shall make every reasonable effort to protect the integrity and confidentiality of such. Nothing herein shall be construed to empower or authorize Owner to make public, sell, lease, expose, give away, or otherwise distribute the PHEAA Intellectual Property or to use the PHEAA Intellectual Property in processing student loan applications or in servicing student loan notes except as provided by this Agreement.

Owner agrees that it shall not use the PHEAA Intellectual Property or Owner Remote System except in accordance with this Agreement. PHEAA reserves full and complete property rights in and to the PHEAA Intellectual Property or with the right to use, franchise or otherwise utilize such at its sole discretion. PHEAA agrees that any documentation including training manuals, user manuals, forms, or procedural descriptive materials, developed by Owner to support its processing hereunder are the property of Owner and are not subject to the foregoing limitations or conditions except as they infringe on the property of PHEAA as provided herein.

G.	Owner Remote System Usage. Not later that nine (9) months after the Owner Remote System is fully implemented and operational (i.e., originating loans), Owner agrees to service on the Owner Remote System not less than sixty percent (60%) of all Student Loans originated by Owner or its Affiliates that are not committed to resale by Owner or its Affiliates, regardless of Student Loan type, and maintain such loans on the Owner Remote System during the term of this Agreement and any extension thereof in consideration of PHEAA reserving necessary capacity, providing adequate personnel and assistance in maintaining necessary equipment to service such Student Loans to Owner’s reasonable satisfaction. This Section 6(H) shall not prohibit Owner or its Affiliates from originating or acquiring Student Loans serviced by other parties with retained servicing rights. In the case where Owner acquires a portfolio of loans with retained servicing rights, Owner agrees to provide advance written notice to PHEAA. All existing Student Loans (except for Student Loans deconverted with the prior written consent of PHEAA, which such consent shall not be unreasonably withheld) on the Owner Remote System as of the execution of the Agreement shall remain on the Owner Remote System for the term of Agreement. For Student Loans originated by Owner on the Owner Remote System that will not be serviced by Owner on the Owner Remote System, Owner agrees to pay to PHEAA a fee for such Student Loans in accordance with the Fee Schedule. Owner agrees to notify PHEAA of the terms and conditions of any new loan types, not currently serviced on the Owner Remote System, prior to originating, acquiring, and/or servicing said loans in order for PHEAA to reserve necessary capacity and evaluate potential Owner Remote System changes to accommodate new loan types.

H.	Laws and Regulations. Each of PHEAA and Owner will comply with all applicable laws, rules and regulations applicable to its activities under this Agreement.

I.	Marketing. Owner or its affiliates agree that so long as this Agreement is in effect, Owner or its affiliates will not conduct any business in its capacity as a campus based, school channel (except for PHEAA guaranteed and PHEAA serviced PLUS Loans), secondary market purchaser or third party servicer (including interim or repayment servicing or as third party origination agent) in the State of Pennsylvania in the type of loans which exist in the portfolio held by PHEAA on the COMPASS System. Notwithstanding the foregoing, Owner may purchase loans as a secondary market from any of its “School as Originator” relationships in the State of Pennsylvania agreed to by Owner and PHEAA during the term hereof. Owner further agrees that it will not service Student Loans of the type in the loan portfolio of Owner for Pennsylvania-based lenders unless such lenders are doing business in other states in which Owner performs lender servicing. Owner further agrees to make its best efforts to promote PHEAA to Owner’s existing lender base as the secondary market in the State of Pennsylvania.

J.	Disaster Recovery and Backup. PHEAA shall provide automated system and procedural controls to verify and maintain the integrity of Owner data. PHEAA shall promptly regenerate any lost, erased or destroyed data within seventy-two (72) hours. PHEAA shall provide for the physical security of its computer processing and record retention systems and shall maintain a comprehensive disaster recovery plan. The plan shall provide for the computer processing and record retention systems used to provide services hereunder and standards for the resumption of services set forth in this Agreement in the event of a disruption in service. In the event of a declared emergency where PHEAA’s computer operations must be relocated to the PHEAA disaster recovery hot site, operations shall be resumed within seventy-two (72) hours. Within thirty (30) days from the date of this Agreement, PHEAA shall provide Owner with a written disaster recovery plan overview incorporating the foregoing procedures.

SECTION 7.     INDEMNIFICATION

PHEAA agrees to pay for any loss, liability or expense including reasonable attorney’s fees, arising out of or relating to PHEAA’s acts or omissions with respect to the COMPASSSM System and the equipment, software and services provided under this Agreement, where the final determination of liability on the part of PHEAA is established by an arbitrator, by a court of law or by way of settlement agreed to by PHEAA. This provision shall not be construed to limit PHEAA’s or Owner’s rights, obligations, liabilities, claims or defenses that arise as a matter of law or pursuant to any other provision of this Agreement.

Owner agrees to be solely responsible for reviewing and maintaining all Owner LPDs and User-Maintained Attributes. Owner agrees to waive any and all liability and to indemnify and to hold PHEAA harmless in the event the Owner Remote System is unable to effectively service any of Owner’s Student Loans as a result of any missing or inaccurate information contained in Owner LPDs or User-Maintained Attributes. Owner also agrees to indemnify and hold harmless PHEAA against any claim, loss, liability or expense, including reasonable attorney’s fees and court costs, arising out of or relating to any missing or inaccurate information contained in the Owner LPDs or User-Maintained Attributes, or relating to action taken by PHEAA and the COMPASSSM System as a result of such missing or inaccurate information.

Owner further agrees to pay for any loss, liability or expense including reasonable attorney’s fees, arising out of or relating to Owner’s, or its agents’, acts or omissions with respect to the Student Loans covered by this Agreement, where the final determination of liability on the part of Owner is established by an arbitrator, by a court of law or by way of settlement agreed to by Owner. This provision shall not be construed to limit PHEAA’s or Owner’s rights, obligations, liabilities, claims or defenses that arise as a matter of law or pursuant to any other provision of this Agreement.

SECTION 8.     DISPUTES

Any dispute concerning a claim or controversy arising under this Agreement that is not disposed of by mutual agreement, shall be settled by arbitration: The Commonwealth of Pennsylvania has created the Board of Claims, pursuant to the provisions of the act of May 20, 1937, P.L. 728, as amended by the act of October 5, 1978, Act No. 260, 72 P.S. 4651-1 et seq., for the adjustment of claims arising from contracts entered into by the Commonwealth or an agency of the Commonwealth. Subject to the statutory jurisdictional requirements, any and all claims against PHEAA respecting any matter pertaining to this Agreement or any part thereof may be instituted in the Board of Claims. The decision and award of the arbitrators shall be final and binding and the award so rendered may be entered in any court having jurisdiction thereof. In the event of arbitration or litigation of any dispute between the parties, it is agreed that the prevailing party shall be entitled to recover its reasonable attorney’s and reasonable expert witness fees and expenses and shall not be responsible for the costs and reimbursement of the arbitrators.

SECTION 9.     OBLIGATION TO COMMONWEALTH

PHEAA’s obligation to administer existing programs on behalf of the Commonwealth of Pennsylvania is primary, and shall take absolute priority over its obligations to Owner pursuant to this Agreement. In the event that PHEAA is unable to perform any obligations arising under this Agreement as a result of having to give priority to the Commonwealth programs, PHEAA will mitigate and remedy (in accordance with the terms of this Agreement) any and all injury sustained by Owner.

SECTION 10.     MISCELLANEOUS PROVISIONS

A.	Assignments. The rights and duties arising under this Agreement shall not be assigned, or delegated, respectively, by either party without the other party’s written consent, which shall not be unreasonably withheld.

B.	Representatives. PHEAA will designate absolute and continuing priority for the total and necessary work schedule of a designated Business System Manager specifically assigned to this Agreement. These employees are authorized to act on PHEAA’s behalf in dealing with and rendering assistance to Owner in matters relating to this Agreement. Owner will designate one or more representatives authorized to act on its behalf in dealing with the Business System Manager. Either party may at any time change such designated personnel by giving the other party notice of a change.

C.	Notices. All notices, approvals, consents, requests, acceptances, rejections or other communications required or permitted by this Agreement shall be in writing and shall be personally delivered or shall be sent by registered or ordinary mail addressed to the parties hereto in care of the respective representatives at their addresses as follows:

If to PHEAA:	To the address first above written
ATTN: Senior Vice President
Marketing and Client Affairs

If to Owner:	To the address first above written
ATTN: Executive Vice President and
General Counsel

D.	Relationship. The performance by each party of its duties and obligations under this Agreement shall be that of an independent contractor and nothing herein shall create or imply an agency relationship between the parties, nor shall this Agreement be deemed to constitute a joint venture or partnership between the parties.

E.	Entire Understanding. This Agreement represents the entire understanding of the parties with respect to its subject matter, and supersedes all previous writing, correspondence and memoranda between the parties, and no representations, warranties, agreements or covenants, expressed or implied, of any kind of character whatsoever with respect to such subject matter have been made by either party to the other, except as expressly set forth herein or in the Exhibits incorporated herein.

F.	Interpretation of Documents. In case of any conflict arising under this Agreement and the Exhibits incorporated herein, the following order of precedence shall be used for purposes of interpretation:

1.	Remote Services Agreement
2.	Exhibit A, Fee Schedule
3.	Exhibit B, Origination and Servicing System Features, Functions and Capabilities

G.	Changes. Changes or amendments to this Agreement shall be in writing signed by both parties, and incorporated into this Agreement.

H.	Exclusive Agreement. Nothing contained herein shall be construed to create an exclusive arrangement between the parties, and PHEAA understands and agrees that Owner may enter into in the future, other agreements for servicing Student Loans.

I.	Survival of Warranties and Obligations. The representations, warranties, obligations and duties of PHEAA shall survive the execution, delivery and termination of this Agreement.

J.	No Waiver. Any failure by Owner or the PHEAA to insist upon the strict performance by the other of any of the terms and provisions of this Agreement shall not be deemed to be a continuing waiver of any such terms and provisions, and notwithstanding any such failure, such party shall have the right thereafter to insist upon the resumption of strict performance by the other of any and all of the terms and provisions hereof. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

SECTION 11.     TERMINATION

This Agreement may be terminated by Owner or PHEAA where the other party has committed a material breach of this Agreement, on not less than one hundred eighty (180) days written notice, if the breach is not cured within the notice period.

This Agreement may also be terminated upon the occurrence of any of the following:

(a)	In the event Owner ceases to do business;

(b)	Pursuant to the terms and conditions set forth in Section 5 (“Charges and Payments”) herein; and

On the date this Agreement terminates or at Owner’s election up to one hundred eighty (180) days after such tennination, PHEAA agrees to provide Owner with all of the Owner data files on magnetic tape provided by Owner, in the format designated by PHEAA, and to make available to Owner the services and personnel necessary for an orderly takeover by Owner of the student loan servicing activities acquired from PHEAA under this Agreement at the time of termination. For purposes of this Section, all charges for assistance to Owner shall be at rates indicated on the Exhibit A, Fee Schedule, and Owner Remote System access, adjusted for inflation for any period beyond the first year of this Agreement. Other charges for tapes and materials and charges for non-technical assistance shall be competitive with rates generally prevailing in the industry nationally. In addition, PHEAA agrees to accept for servicing Student Loans transferred, subject to II C. of Exhibit A., to the PHEAA region of Compass at termination. Student Loans transferred by Owner shall be serviced pursuant to the Third Party Servicing Agreement dated                          , 2004.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and the year first above written.

PENNSYLVANIA HIGHER EDUCATION		EDUCATION LOAN SERVICING
ASSISTANCE AGENCY		CORPORATION

By:	/S/ RICHARD E. WILLEY	By:	/S/ DOUGLAS L. FEIST

Name:	RICHARD E. WILLEY	Name:	DOUGLAS L. FEIST

Title:	President and CEO	Title:	Executive Vice President and Secretary

Date:	March 17, 2004	Date:	March 5, 2004

Approved as to form and legality		Approved as to form and legality

/S/ SHEILA DOW FORD		/S/ ROBERT A. MULLE
PHEAA Legal Counsel		Deputy Attorney General Commonwealth of Pennsylvania